Exhibit 99.1

News Release

Prestige Brands, Inc. Announces Closing of Notes Offering

IRVINGTON, N.Y., March 24, 2010 -- Prestige Brands Holdings, Inc. (NYSE: PBH) (the “Company”) announced today that its wholly-owned subsidiary Prestige Brands, Inc. (“Prestige Brands”) has completed its offering of $150 million aggregate principal amount of its new 8 ¼% Senior Notes due 2018 (the “New Notes”) and the early settlement of its previously announced cash tender offer and consent solicitation (the “Tender Offer”) with respect to its outstanding 9 ¼% Senior Subordinated Notes due 2012 (the “Old Notes”).  The New Notes were privately offered to qualified institutional buyers pursuant to Rule 144A and Regulations S under the Securities Act of 1933, as amended.

Prestige Brands used the net proceeds from the sale of the New Notes, together with other available funds, to fund the purchase of the Old Notes and the related costs to be incurred in connection with the Tender Offer.  As of 5:00 p.m., New York City time, on March 23, 2010 (the “Consent Payment Deadline”), $97,913,000 aggregate principal amount of Old Notes had been validly tendered and not withdrawn, which represented 77.71% of the outstanding aggregate principal amount of the Old Notes.  On March 24, 2010, Prestige Brands accepted for purchase and payment the Old Notes that had been validly tendered at or prior to the Consent Payment Deadline.  Holders of Old Notes who tendered their Old Notes at or prior to the Consent Payment Deadline received $1,005.00 for each $1,000 principal amount of the Old Notes validly tendered (which included the consent payment of $30.00 per $1,000 principal amount of Old Notes), plus any accrued and unpaid interest on the Old Notes up to, but not including, March 24, 2010.

In conjunction with the Tender Offer, Prestige Brands solicited consents to adopt proposed amendments to the indenture, dated as of April 6, 2004, under which the Old Notes were issued (as supplemented, the “Indenture”), that, among other things, eliminated substantially all of the restrictive covenants and certain events of default in the Indenture, and shortened the minimum notice period for a redemption from 30 days to three business days.  As of the Consent Payment Deadline, consents from holders of 77.71% had been received and not withdrawn, representing a sufficient amount to approve the proposed amendments, and on March 24, 2010, a supplement to the Indenture was executed effecting the proposed amendments.

Those holders who did not tender their Old Notes or respond to the consent solicitation by the Consent Payment Deadline are entitled to do so at or prior to 11:59 p.m., New York City time, on April 6, 2010 (the “Expiration Date”).  The Expiration Date marks the expiration of the Tender Offer.  However, holders who respond to the Tender Offer after the Consent Payment Deadline but on or prior to the Expiration Date will not receive the consent payment of $30.00 per $1,000 principal amount of Old Notes, and will only be eligible to receive $975.00 per $1,000 principal amount of Old Notes tendered.  Holders who validly tender their Old Notes will also receive accrued and unpaid interest on the Old Notes up to, but not including, the date of payment for the Old Notes tendered on or prior to the Expiration Date.

Prestige Brands has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Merrill

Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 769-7666 (toll-free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.

This announcement does not constitute an offer to purchase the Old Notes or a solicitation of consents to amend the Indenture.  The Tender Offer was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes.  The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter healthcare, personal care and household products throughout the United States, Canada and certain international markets.  Key brands include Compound W(R) wart treatments, Chloraseptic(R) sore throat relief and allergy treatment products, New Skin(R) liquid bandage, Clear Eyes(R) and Murine(R) eye care products, Little Remedies(R) pediatric over-the-counter healthcare products, The Doctor’s(R) NightGuard(TM) dental protector, Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household cleaners, and other well-known brands.

SOURCE: Prestige Brands Holdings, Inc.

Company Contact: Dean Siegal, (914) 524-6819